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As filed with the Securities and Exchange Commission on July 21, 2004

Registration Statement No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SEROLOGICALS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	58-2142225 (I.R.S. Employer Identification No.)
5655 Spalding Drive Norcross, GA 30092 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Philip A. Theodore
Vice President, General Counsel
Serologicals Corporation
5655 Spalding Drive
Norcross, Georgia 30092
678-728-2015
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:	Copy to:
G. Roth Kehoe II Alexander G. Simpson King & Spalding LLP 191 Peachtree Street Atlanta, GA 30303 Telephone: (404) 572-4600	Thomas J. Friedmann Danielle Carbone Shearman & Sterling LLP 801 Pennsylvania Avenue, N.W., Suite 900 Washington, D.C. 20004 Telephone: (202) 508-8000

Approximate date of commencement of proposed sale to public:
From time to time after this Registration Statement becomes effective.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit(1)(2)	Proposed Maximum Aggregate Offering Price(1)(3)	Amount of Registration Fee

Debt Securities	(2)	—	(2)	(2)

Preferred Stock, par value $.01 per share(5)	(2)	—	(2)	(2)

Common Stock, par value $.01 per share(6)(7)	(2)	—	(2)	(2)

Total	$300,000,000	—	$300,000,000	$38,010(4)

(1)
This Registration Statement registers such indeterminate number of shares of common stock and preferred stock of the Registrant and such indeterminate principal amount of debt securities of the Registrant, as shall have an aggregate initial offering price not to exceed $300,000,000. If any debt securities are issued at an original issue discount, then the securities registered shall include such additional debt securities as may be necessary such that the aggregate initial public offering price of all securities issued pursuant to this Registration Statement will equal $300,000,000. Any securities registered under this Registration Statement may be sold separately or as units with other securities registered under this Registration Statement. The proposed maximum initial offering price per unit will be determined, from time to time, by the Registrant in connection with the issuance by the Registrant of the securities registered under this Registration Statement.

(2)
Not specified with respect to each class of securities to be registered pursuant to General Instruction II.D of Form S-3 under the Securities Act.

(3)
Estimated solely for the purposes of calculating the registration fee. Any offering of debt securities denominated in any foreign currency or currency unit will be treated as the equivalent in U.S. dollars based on the exchange rate applicable to the purchase of such debt securities from the Registrant. No separate consideration will be received for common stock, preferred stock or debt securities that are issued upon conversion or exchange of debt securities or preferred stock registered hereunder.

(4)
Calculated pursuant to Rule 457(o) of the rules and regulations under the Securities Act.

(5)
Including such indeterminate number of shares of preferred stock as may from time to time be issued (i) at indeterminate prices or (ii) upon conversion or exchange of debt securities registered hereunder, to the extent any such debt securities are, by their terms, convertible into preferred stock.

(6)
Including such indeterminate number of shares of common stock as may from time to time be issued (i) at indeterminate prices or (ii) upon conversion or exchange of debt securities or preferred stock registered hereunder, to the extent any of such debt securities or shares of preferred stock are, by their terms, convertible into common stock.

(7)
Including the associated preferred stock purchase rights under the Registrant's stockholder rights plan.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), shall determine.

Subject to completion, dated July 21, 2004

PROSPECTUS

Serologicals Corporation

$300,000,000
Debt Securities
Preferred Stock
Common Stock

        By this prospectus, we may offer and sell from time to time up to $300,000,000 of one or any combination of the securities described in this prospectus. This prospectus provides you with a general description of the securities we may offer. We will provide the specific terms of the securities we propose to offer in one or more supplements to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest. This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

        Our common stock is listed on the Nasdaq National Market under the symbol "SERO." When we issue securities pursuant to this prospectus, we will describe in the applicable prospectus supplement any other listing on the Nasdaq National Market or any securities exchange of the securities covered by the applicable prospectus supplement.

        This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

        Investing in our securities involves certain risks. See "Risk Factors" beginning on page 3 for a discussion of these risks.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2004

        In this prospectus, "Serologicals," "we," "us" and "our" refer to Serologicals Corporation and its subsidiaries, in each case except where the context otherwise requires or as otherwise indicated. References in this prospectus to our common stock include the associated preferred stock purchase rights pursuant to our stockholder rights plan.

        No person has been authorized to give any information or to make any representations, other than those contained or incorporated by reference in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by Serologicals, or any underwriter, agent, dealer or remarketing firm. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of Serologicals since the date hereof or that the information contained or incorporated by reference herein is correct as of any time subsequent to the date of such information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, utilizing a "shelf" registration process. Under this shelf process, we may sell the debt securities, preferred stock and common stock described in this prospectus from time to time. This prospectus provides you with a general description of the securities we may offer. We may also add, update or change information contained in this prospectus through one or more supplements to this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. The rules of the SEC allow us to incorporate by reference information into this prospectus. This information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. See "Incorporation by Reference." You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

SEROLOGICALS CORPORATION

        We are a global provider of biological products and enabling technologies to life science companies. Our products are essential for the research, development and manufacturing of biologically based life science products. Our products and technologies are used in a wide variety of applications within the areas of oncology, hematology, immunology, cardiology and infectious diseases, as well as in the study of molecular biology. Our customers include many of the leading life science companies throughout the world.

        Our business is organized into three operating segments: research products, cell culture products and diagnostic products. These segments are based primarily on the differing production, manufacturing and other value-added processes that we perform with respect to the products and, to a lesser extent, the differing nature of the ultimate end use of our products.

        We conduct the operations of our research products segment primarily through Chemicon International, Inc. and Chemicon Europe Ltd., which we refer to collectively as Chemicon. We acquired Chemicon in April 2003. Chemicon provides a broad range of specialty reagents, kits, antibodies and molecular biology tools to biotechnology, pharmaceutical and academic research customers working in the areas of neuroscience, infectious disease, drug discovery, cancer research, stem cell research and proteomics. Chemicon is also a leading supplier of monoclonal antibodies, conjugates, antibody blends and molecular biology-based detection kits for use in diagnostic laboratories. Chemicon, headquartered in Temecula, California, has manufacturing and distribution operations in California, Australia and the United Kingdom.

        We manufacture our cell culture and diagnostics products in facilities located in North America and the United Kingdom. We operate protein fractionation facilities located in Kankakee, Illinois and Toronto, Ontario and have a third facility in Lawrence, Kansas that we expect to be operational in the fourth quarter of 2004. These facilities provide a variety of highly purified proteins used in diagnostic reagents and cell culture media components for use in the development and manufacturing of biotechnology products. Additionally, these facilities produce a line of highly purified animal proteins known as tissue culture media components that are used primarily by biopharmaceutical and biotechnology companies as nutrient additives in cell culture media. Our most significant product within the cell culture segment is EX-CYTE®. EX-CYTE® is a concentrated solution of cholesterol, lipoproteins and fatty acids that is used, in combination with other cell culture supplements, to reduce or replace animal serum in cell culture processes. We hold three patents on the manufacturing process for EX-CYTE®. Other key products within the cell culture segment include proprietary bovine serum albumin ("BSA"), recombinant insulin and other products used principally in mammalian cell culture.

        We manufacture monoclonal antibodies in our Scotland facility. The monoclonal antibodies are used in diagnostic products such as blood typing reagents and in controls for diagnostic tests for certain infectious diseases. We operate a facility in Milford, Massachusetts that includes a central product distribution facility, as well as operations related to our human-sourced polyclonal antibody business and production of substrates for use in diagnostic assays. The key products within the diagnostic segment are monoclonal antibodies used in blood typing reagents and diagnostic antibodies.

        We are a Delaware corporation incorporated in 1994. Our principal executive offices are located at 5655 Spalding Drive, Norcross, Georgia 30092, and our telephone number at that address is (678) 728-2000. We maintain a website at www.serologicals.com. The reference to our website does not constitute incorporation by reference of the information contained at the website.

RISK FACTORS

        You should consider the following risk factors, in addition to the other information contained in this prospectus, any accompanying prospectus supplement and the documents incorporated by reference in this prospectus, in evaluating us, our business and an investment in our securities. Any of the following risks could seriously harm our business and financial results and cause the value of our securities to decline, which in turn could cause you to lose all or part of your investment.

Risks Relating to Our Business

If we are unable to implement our growth strategy, the price of our securities may be adversely affected.

        Our growth strategy is to increase our sales and profitability by increasing our rate of growth. We have historically achieved, and intend to continue to achieve, our growth primarily through the acquisition or internal development of new product lines, the expansion of our customer base and the addition of new businesses. However, we cannot guarantee that we will continue to expand successfully or that growth or expansion will result in continued profitability. Our ability to implement our growth strategy will depend upon a variety of factors that are not entirely within our control, including:

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  our ability to develop new products internally;

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  our ability to make profitable acquisitions;

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  integration of acquired companies and facilities into existing operations;

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  hiring, training and retention of qualified personnel;

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  establishment of new relationships or expansion of existing relationships with customers and suppliers; and

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  availability of capital.

        Our growth strategy includes growth by acquisitions. We compete for acquisition opportunities with companies that have significantly greater financial resources than we have. Therefore, there is a risk that we may be unable to complete an acquisition that we believe could be important to our growth strategy because one of our competitors may be willing to pay more for a potential acquisition candidate or may be able to use its financial resources to acquire a potential acquisition candidate before we are able to obtain financing.

If we implement our growth strategy but are unable to manage our growth, our sales and profitability might be adversely affected.

        The implementation of our growth strategy may place additional demands on our administrative, operational and financial resources and increase the demands on our financial systems and controls. Our ability to manage our growth successfully may require us to continue to improve and expand these resources, systems and controls. If our management is unable to manage growth effectively, our operating results could be adversely affected. If we are unable to manage our growth, the price of our common stock may be adversely affected.

We may not be able to raise the additional capital necessary to implement our growth strategy.

        Our growth strategy requires that we make expenditures in connection with new products and the acquisition of other companies. During fiscal 2004, we expect that our expenditures in connection with our growth strategy will be approximately $12 million to $15 million. Although we believe we have sufficient resources to finance these expenditures, if our actual expenditures exceed our estimates we may be required to seek additional sources of financing, which may include issuing additional debt or equity securities during the next year to finance potential acquisitions. We cannot predict the amount of our expenditures in connection with our growth strategy in years after fiscal 2004 because opportunities for implementing our growth strategy arise unexpectedly. This is particularly the case for acquisition opportunities. In the past, when an acquisition opportunity arose, we were required to obtain financing simultaneously with our negotiation of the terms of the acquisition. Our dependence on additional financing may place us at a disadvantage in competing for acquisitions. When a future acquisition opportunity arises, we will be required to evaluate the sources of financing, which may be limited on short notice, and the terms of the financing available at the time. If we cannot find financing on acceptable terms, we may be unable to make the acquisition.

Our competitors may increase the sales of their products in a way that results in decreased sales of our products and our loss of market share.

        The markets for many of our products, particularly our research products, are very competitive and price sensitive. The following companies are our most significant competitors:

•	Amersham plc	•	Invitrogen Corporation
•	Apogent Technologies, Inc.	•	Merck KgaA
•	Beckman Coulter, Inc.	•	Millipore Corporation
•	Bio-Rad Laboratories, Inc.	•	Qiagen N.V.
•	Cambrex Corporation	•	Sigma-Aldrich Corp
•	CSL Limited	•	Techne Corporation
•	Fisher Scientific International, Inc.

        Some of our competitors have significant financial, operational, sales and marketing resources, and significant experience in research and development. Our competitors may develop new technologies that compete with our products or render our products obsolete. If a competitor develops superior technology or cost-effective alternatives to our products, our business, operating results and financial condition could be negatively impacted. In addition, demand for our products may weaken due to reduction in research and development budgets, loss of distributors and other factors identified in this prospectus, which could have an adverse effect on our financial condition. We believe that customers in our markets display a significant amount of loyalty to their initial supplier of a particular product. Therefore, it may be difficult to generate sales to potential customers who have purchased products from competitors. To the extent we are unable to be the first to develop and supply new products, our competitive position may suffer. We intend to compete in our industry by leveraging and expanding upon our business and operational structure. Among other things, we intend to leverage our expanded sales and marketing structure, to expand our investment in research and development and to continue to evaluate acquisitions of businesses and technologies that will further accelerate our growth in both revenue and profitability. However, we cannot assure you that our plans will be successful or that we will be able to maintain or increase our market share.

If our supply of bovine serum or human recombinant insulin is interrupted or if the price of such materials increases and we are unable to pass the increases to our customers, our cell culture business would be materially adversely affected.

        Our cell culture business relies on the continued availability of bovine serum, which is the raw material from which our EX-CYTE® product is derived and which is a component used in the manufacture of other cell culture products, and of human recombinant insulin, which we distribute to our cell-culture-product customers. The availability and price of bovine serum has been affected by scares or outbreaks of disease or similar health concerns or perceptions about the safety of bovine serum, government regulation and trade restrictions. Cows afflicted with bovine spongiform encephalopathy ("BSE," commonly referred to as "mad cow disease") were discovered in Canada and the northwestern United States in 2003. These animals were the first known cases of mad cow disease in North America. The discovery of mad cow disease in North America caused disruptions in the production and sales of some of our cell culture products. As a result of both discoveries, we were forced to close our Canadian manufacturing facility for a period of time and to delay shipments of inventory to a number of international customers due to foreign government regulations. We were also unable to import raw material sourced in the United States into Canada and vice versa for a period of time following the discovery of BSE in each country. Similar scares or actual outbreaks of disease could have a material adverse effect on our business, results of operations and financial condition.

        We now obtain all the bovine serum we use to manufacture our cell culture products from a single privately held abattoir located in Illinois. If we are unable to obtain bovine serum from our existing supplier because of a future outbreak of BSE, we will contact other suppliers and attempt to find a source of supply in one of the few countries that is believed to be free from BSE. We have not arranged a source of supply from a source in one of these countries and do not know that we will be able to do so. If we cannot find another source, our cell culture products business will be materially adversely affected.

        We obtain the human recombinant insulin that we distribute to our cell-culture-supplement customers from Novo-Nordisk A/S, a company based in Denmark. We recently entered into a three-year contract with this supplier. We do not have an alternate source of supply for human recombinant insulin. We do not believe that we could readily obtain another source of human recombinant insulin if our supply from Novo-Nordisk A/S were interrupted. If our supply were interrupted, our cell culture business and our results of operations would be materially adversely affected.

Our EX-CYTE® product sales are driven by market demand for therapeutic drugs that we do not manufacture or sell. If such drugs are not commercially successful, the companies that manufacture them will not purchase EX-CYTE®, and our results of operations may be materially adversely affected.

        EX-CYTE® is our most significant product within our cell culture segment. The majority of our sales of EX-CYTE® are to companies with approved, marketed drugs, or with drugs in advanced phases of clinical trials. Reduced demand or acceptance, or delays or denial of approval of the underlying pharmaceutical product could adversely impact the demand for EX-CYTE® and adversely affect our results of operations.

Violation of government regulations or voluntary quality programs could result in loss of sales and customers and additional expense to attain compliance.

        The facilities we use in our cell culture and diagnostic products segments are subject to extensive regulation by the Food and Drug Administration, or FDA, primarily through the requirements of the Public Health Service Act and the Food, Drug and Cosmetic Act, and similar governmental bodies in other countries. New facilities, products and operating procedures also must be approved by the FDA and/or similar governmental bodies in other countries. Our facilities are also subject to periodic inspection by the FDA and other similar governmental bodies to ensure their compliance with applicable laws and regulations. Failure to comply with these laws and regulations can lead to sanctions by the governmental bodies, such as written observations of deficiencies made following inspections, warning letters, product recalls, fines, product seizures and consent decrees, which would be made available to the public. Such actions and publicity could affect our ability to sell our products. In the past, we have received notifications and warning letters from the FDA relating to deficiencies in our compliance with FDA requirements. We were required to take measures to respond to the deficiencies. There can be no assurance that the FDA will not request that we take additional steps to correct these deficiencies or other deficiencies in compliance raised by the FDA in the future. Correction of any such deficiencies could have a material adverse affect on our business.

        We are also indirectly held accountable for complying with some of the regulations to which our customers are subject, even though we are not the regulated entity. For example, some of our customers use our products in the manufacturing process for their drug and medical device products. Such products are regulated by the FDA under the FDA's quality system regulations, or QSR. Although the customer is ultimately responsible for QSR compliance for their products, the customers expect that the materials we sell to them will meet QSR requirements. We could lose sales and customers, and incur products liability claims, if our products do not meet QSR requirements, to the extent applicable. In this regard, during 2002 and 2003 we experienced a delay in demonstrating to our customers' satisfaction that our Toronto manufacturing facility complied with their QSR requirements. This delay resulted in lost sales and increased costs during fiscal 2002 and 2003. We are beginning the process of demonstrating QSR compliance of our new manufacturing facility in Lawrence, Kansas to our customers. Delays in their acceptance of our plant could cause lost sales and increased costs.

        We are subject to United States Department of Agriculture regulations and various foreign regulations for the sourcing, manufacturing and distribution of animal based proteins. Our failure to comply with these requirements could negatively impact our business and potentially cause the loss of customers and sales. ISO 9000:2000 quality standards are an internationally recognized set of voluntary quality standards that require compliance with a variety of quality requirements somewhat similar to the QSR requirements. The operations of our cell culture manufacturing facilities, as well as our manufacturing facility in Scotland and our research products facilities in California, Australia and the United Kingdom, are registered under the ISO standards. Failure to comply with this voluntary standard can lead to observations of non-compliance or even suspension of ISO certification by the certifying unit. Loss of ISO certification could cause some customers to purchase products from other suppliers.

Our research and development efforts for new products may be unsuccessful.

        We incur research and development expenses to develop new products and technologies. There can be no assurance that any of these products or technologies will be successfully developed or that, if developed, will be commercially successful. If we are unable to develop commercialized products from our research and development efforts or we are unable or unwilling to allocate amounts beyond our currently anticipated research and development investment, we could lose our entire investment in these new products and technologies.

If we are not able to identify new licensing opportunities or to enter into licenses for new products on acceptable terms, we may be unable to offer new products, which would adversely affect our results of operations.

        A component of our business strategy is to increase the number of products we offer by licensing products developed by other biotechnology companies or academic research laboratories. We attempt to market such products to our customers. Often, we attempt to improve the licensed products using our technologies. Therefore, we depend on the success of our licensing efforts for a portion of our new products. There can be no assurance that our licensing efforts will be successful.

        We license technology that enables us to access proprietary biological materials that we use to manufacture our products. Some of the licenses do not provide guarantees that we will have all legal rights to sell products that are derived from the licensed technology. Therefore, we may be prevented from selling products produced with the licensed biological materials because of competing technologies owned by others, including patented technologies. If our products are found by a court to infringe intellectual property rights of a third party, we may be prevented from practicing that technology.

Moreover, if found by a court to infringe the patent of the third party, we may be liable for compensatory damages, treble damages and attorney's fees and subject to a royalty obligation or enjoined from practicing the technology altogether, notwithstanding the license from the licensor. Although we attempt to obtain indemnification from our licensors, we do not always receive indemnification against third party claims of patent infringement. In the ordinary course of business we receive notices alleging that one or more of our approximately 7,000 research products violates a patent or other intellectual property right. Although we have not in the past incurred material liabilities as a result of infringement claims with respect to our research products, we have no assurance that we will not incur material liability as a result of an infringement claim in the future, which could materially adversely affect our results of operations.

If we fail to introduce new products, or our new products are not accepted by potential customers, we may lose market share.

        Our research products business is highly dependent on frequent new product introductions. Our future success will depend in part on continuous, timely development and introduction of new products that address evolving market requirements. To the extent we fail to introduce new and innovative products, we may lose market share to our competitors, which could be difficult to regain. Any inability to develop and introduce new products successfully could reduce our growth rate or damage our business.

If we do not protect our intellectual property, our business could be materially adversely affected.

        Many of our current products are not protected by patents that we own or license. We attempt to protect these products by maintaining our intellectual property related to them as trade secrets. Our products that are not patented may be susceptible to reverse engineering or parallel development efforts and sales by our competitors. We attempt to protect our trade secrets by entering into confidentiality agreements with third parties, our employees and consultants. However, these agreements can be breached and, if they are, there may not be an adequate remedy available to us. If our trade secrets become known we may lose our competitive position. To prevent competitors from using technologies and trademarks in which we hold intellectual property rights, it may be necessary for us to litigate against those competitors. Any litigation could result in substantial expense, may distract our management, and may not adequately protect the proprietary technologies and trademarks. Furthermore, litigation may result in a finding of invalidity and unenforceability of our intellectual property rights. In any case in which we are unable to protect our proprietary technologies and trademarks, we may be subject to increased competition, resulting in lost sales and reduced profits, and even discontinuance of or non-entry into a product line. Our patents have a limited term.

        We own approximately 60 patents and have approximately 24 patent applications pending, most of which relate to our research products business. Our issued patents expire at various dates through October 2020. Several of our patents are on EX-CYTE®, which is our most important cell culture product. We have also obtained a federal trademark registration on the name of the product. One patent on the process used to make EX-CYTE® expires in October 2006 in the United States and in April 2006 in Europe and Japan. Other patents associated with the process for making EX-CYTE® expire in 2012 and beyond. After the expiration of our process patents on EX-CYTE®, other companies could produce products similar to EX-CYTE® using our process. If other companies did so, sales of EX-CYTE® could be materially adversely affected. We believe that our intellectual property protection with respect to EX-CYTE® is material to our business. We do not believe that any of our other patents is material to our business.

        We have approximately 400 licenses from others and we have approximately 100 licenses to others. Most of our licenses from others relate to our research products business. The licenses from others typically cover patents or biological materials, such as cell lines, that we use to develop new products. Most of them are for fixed terms with options for renewal. No single license is material to our business.

        In the ordinary course of business we receive notices alleging that one or more of our products may violate the intellectual property rights of others. Although we have not in the past incurred material liabilities as a result of such infringement claims, we have no assurance that we will not incur material liability as a result of an infringement claim in the future, which could materially adversely affect our business.

        All of our current employees are required to sign confidentiality and non-disclosure agreements. The agreements restrict the ability of our employees to disclose proprietary company data without our prior permission. We enforce these agreements when appropriate. However, if one of our current or former employees discloses proprietary company data in violation of these agreements, our business could be materially adversely affected.

Reduction or delays in research and development budgets and in government funding may negatively impact sales in our research products segments.

        Our customers include researchers at pharmaceutical and biotechnology companies, academic institutions and government and private laboratories. A significant portion of the sales of our research products business is to researchers, universities, government laboratories and private foundations whose funding is dependent upon grants from government agencies such as the U.S. National Institutes of Health and similar domestic and international agencies. Fluctuations in the research and development budgets of these researchers and their organizations could affect the demand for our research products. Research and development budgets fluctuate due to numerous factors that are outside our control and are difficult to predict, including changes in available resources, spending priorities and institutional budgetary policies.

We rely on international sales, which are subject to additional risks.

        International sales accounted for approximately 36% of our revenues in fiscal 2003, 54% of our revenues in fiscal 2002 and 48% of our revenues in fiscal 2001. International sales can be subject to many inherent risks that are difficult or impossible for us to predict or control, including:

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  unexpected changes in regulatory requirements and tariffs;

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  difficulties and costs associated with staffing and managing foreign operations, including foreign distributor relationships;

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  longer accounts receivable collection cycles in certain foreign countries;

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  adverse economic or political changes;

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  unexpected changes in regulatory requirements;

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  more limited protection for intellectual property in some countries;

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  changes in our international distribution network and direct sales force;

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  changes in currency exchange rates;

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  potential trade restrictions, exchange controls and import and export licensing requirements; and

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  potentially adverse tax consequences of overlapping tax structures.

        Each of these risks might impact our cash flow or impair our ability to borrow funds, which ultimately could affect our business, financial condition or operating results. We have not attempted to mitigate the risk of fluctuations in currency exchange rates by entering into hedging financial arrangements. We have not entered into foreign exchange hedging financial arrangements because the foreign sales of our research products segment, which are frequently denominated in foreign currencies, tend to offset the U.S. sales of our diagnostics segment, which are frequently denominated in U.S. dollars. Therefore, we believe that the risk to our results of operations posed by fluctuations in foreign exchange rates does not currently warrant a hedging arrangement.

Litigation may harm our business or otherwise distract our management.

        Substantial, complex or extended litigation could cause us to incur large expenditures and distract our management. For example, lawsuits by employees, stockholders, collaborators, distributors, competitors, customers, or end-users of our products or services, including liability claims and patent infringement based on our products and services, could be very costly and substantially disrupt our business. Disputes from time to time with such companies or individuals are not uncommon, and we cannot assure you that we will always be able to resolve such disputes out of court or on terms favorable to us. If we are sued for patent infringement, and a court agrees that we are infringing a third party patent, we may be forced to remove a product from the market or enter into a license agreement, which may not be available on reasonable terms, if at all. Further, in such a circumstance, we could be exposed to significant attorneys' fees and costs.

Compliance with environmental laws and regulations could adversely affect our results of operations.

        We are subject to environmental laws and regulations governing the use of materials and chemicals used in our business. We use many chemicals that are classified as hazardous substances in our manufacturing operations, including organic solvents. We believe that our safety and environmental policies for handling and disposing of such materials comply with standards prescribed by state and federal agencies. There is a risk, however, that we might accidentally release a hazardous substance into the environment. In addition, we cannot assure you that laws, rules and regulations or enforcement policies that are more restrictive than those with which we now comply will not be adopted in the future. If so, we would be required to change our compliance programs, which could make compliance more expensive or otherwise adversely affect our results of operations.

Risks Related to Our Securities

The market price of our stock could be volatile. The volatility could have a material adverse affect on the price of our securities that are convertible into shares of our stock. You could lose your entire investment in our securities.

        The market price of our common stock has been subject to volatility. During 2002, the price of a share of our common stock ranged from $7.32 to $22.00. During 2003, the price ranged from $7.68 to $18.50. During the first two quarters of 2004, the closing price of our common stock ranged from $15.43 to $21.78 per share. In the future, the market price of our securities may fluctuate substantially due to a variety of factors, including:

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  quarterly fluctuations in our operating income and earnings per share results;

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  new product introductions by us or our competitors;

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  economic conditions;

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  disputes concerning patents or proprietary rights;

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  changes in earnings estimates and market growth rate projections by market research analysts;

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  sales of common stock by us or by existing holders, or the perception that such sales may occur;

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  loss of key personnel; and

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  securities class actions or other litigation.

        The market price for our common stock may also be affected by our ability to meet analysts' expectations. Any failure to meet such expectations, even slightly, could have an adverse effect on the market price of our common stock. In addition, the stock market is subject to extreme price and volume fluctuations. This volatility has had a significant effect on the market prices of securities issued by many companies for reasons unrelated to the operating performance of these companies. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against that company. If similar litigation were instituted against us, it could result in substantial costs and a diversion of our management's attention and resources, which could have an adverse effect on our business, results of operations and financial condition.

Our operating results may fluctuate in future periods, which could have a material adverse affect on the price of our securities.

        The results of operations for any quarter are not necessarily indicative of results to be expected in future periods. Our operating results have in the past been, and will continue to be, subject to quarterly fluctuations as a result of a number of factors. These factors include:

  •
  the integration of people, operations and products from acquired businesses and technologies;

  •
  our ability to introduce new products successfully;

  •
  market acceptance of existing or new products and prices;

  •
  competitive product introductions;

  •
  changes in customer research budgets which are influenced by the timing of their research and commercialization efforts and their receipt of government grants;

  •
  our ability to manufacture our products efficiently;

  •
  our ability to control or adjust our research and development, marketing, sales and general and administrative expenses in response to changes in revenues; and

  •
  the timing of orders from distributors and mix of sales among distributors and our direct sales force.

Absence of dividends could reduce our attractiveness to investors.

        Some investors favor companies that pay dividends, particularly in market downturns. We have never declared or paid any cash dividends on our common stock. We currently intend to retain any future earnings for funding growth and, therefore, we do not currently anticipate paying cash dividends on our common stock. Furthermore, we are prohibited by the terms of our existing credit facility from paying dividends on our common stock. Investors who require dividend income should not invest in our common stock. An investment in our common stock will provide a return only if you are able to sell our common stock for more than you paid for it. We cannot guarantee that the price of our stock will increase. Stock prices are inherently unpredictable.

We may issue preferred stock the terms of which could adversely affect the voting power or value of our common stock.

        Our certificate of incorporation authorizes us to issue, without the approval of our stockholders, one or more classes or series of preferred stock having such preferences, powers and relative, participating, optional and other rights, including preferences over our common stock respecting dividends and distributions, as our board of directors may determine. If we were to issue one or more classes or series of preferred stock, the terms thereof could adversely impact the voting power or value of our common stock. For example, we might afford holders of preferred stock the right to elect some number of our directors in all events or on the happening of specified events or the right to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences we might assign to holders of preferred stock could affect the residual value of our common stock.

An active trading market for our debt securities and preferred stock may not develop.

        Unless otherwise specified in the applicable prospectus supplement, the debt securities and preferred stock that we may offer under this prospectus will be new issues of securities for which there is currently no public market. We may, but are not obligated to, list any offered debentures or preferred stock on any national securities exchange or automated quotation system. It is possible that one or more underwriters may make a market in a series of securities, but such underwriters will not be obligated to do so and may discontinue any market making activity at any time without notice. We cannot assure you that an active or sustained trading market for these securities will develop or that you will be able to sell your securities.

Provisions of our charter documents may have anti-takeover effects that could prevent a change in control.

        Provisions of our certificate of incorporation, bylaws, and Delaware law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. See "Description of Capital Stock."

FORWARD-LOOKING STATEMENTS

        This prospectus contains, and any prospectus supplement will contain, certain "forward-looking statements," within the meaning of the Private Securities Litigation Reform Act of 1995, about our company that are subject to risks and uncertainties. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements may be identified by the use of words such as "may," "will," "expect," "anticipate," "intend," "estimate," "plan," "believe," or "continue" and other words of similar meaning or future or conditional verbs such as "will," "should," "would," and "could." Forward-looking statements include discussions of our expected business outlook, future operations, financial performance, pending acquisitions, financial strategies, future working capital needs and projected industry trends, as well as our strategies for growth, product development, regulatory approvals and compliance, market position and expenditures.

        Forward-looking statements are only predictions and are not guarantees of performance. Forward-looking statements are based on current expectations of future events and are based on our current views and assumptions regarding future events and operating performance. These assumptions could prove inaccurate, or unknown risks or uncertainties could materialize, which could cause our actual results to differ materially from our expectations or predictions. Many of these factors are beyond our ability to control or predict.

        All forward-looking statements contained in this prospectus are qualified in their entirety by reference to the factors discussed throughout this prospectus. The following cautionary statements identify important factors that could cause our actual results to differ materially from those discussed in the forward-looking statements made in this prospectus. Among the factors that could cause our actual results to differ materially are:

  •
  our ability to implement our growth strategy;

  •
  our ability to manage our growth and expansion;

  •
  our ability to raise capital;

  •
  our ability to find acceptable acquisitions in the future and to integrate and manage them;

  •
  our ability to compete effectively within our industry;

  •
  the availability and cost of raw materials;

  •
  our dependence on the success of the customers of our EX-CYTE® product in developing and marketing new drugs using the product;

  •
  our ability to complete validation of the new EX-CYTE® manufacturing facility during 2004;

  •
  our ability to comply with regulatory, customer and industry regulations and guidelines;

  •
  our ability to identify new commercial product opportunities and develop and introduce new products and technologies;

  •
  our ability to protect our intellectual property;

  •
  the effect on our results of operations of the loss of any significant customers or reduced orders from significant customers, including reductions or delays in research and development budgets and in government funding on which our customers may depend;

  •
  adoption of, or changes in, domestic and foreign laws and regulations that could affect our ability to maintain existing regulatory licenses and approvals; and

  •
  risks associated with our international operations.

        You should not place undue reliance on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and we undertake no obligation to update any of them in light of new information or future events. The factors listed above (in addition to other possible factors not listed) could affect our actual results and cause these results to differ materially from those expressed in forward-looking statements made by us or on our behalf.

USE OF PROCEEDS

        Unless we state otherwise in a prospectus supplement, we intend to use the proceeds from the sale of the securities offered by this prospectus for general corporate purposes, including working capital, capital expenditures, investments in or loans to subsidiaries, acquisitions, refinancing of debt, including short-term indebtedness, and the repurchase of equity. We will include a more detailed description of the use of proceeds of any specific offering of securities in the prospectus supplement relating to the offering. Until the net proceeds have been used, they may be invested in short-term, marketable securities.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table presents our historical ratios of earnings to fixed charges for the periods indicated:

			Fiscal Year
	Fiscal Quarter Ended March 28, 2004
			2003		2002		2001		2000		1999
Ratio of earnings to fixed charges(1)(2)	4.29	x	4.24	x	13.88	x	11.21	x	4.09	x	3.67	x

(1)
The ratio of earnings to fixed charges is computed by dividing income from continuing operations before fixed charges by fixed charges. Fixed charges means the sum of the following:

•
interest expense,

•
amortized premiums, discounts and capitalized expenses related to indebtedness, and

•
an estimate of the interest portion of rental expense.

(2)
We did not pay or declare dividends on preferred stock for any of the periods presented above.

DESCRIPTION OF THE DEBT SECURITIES

        We may offer unsecured general obligations, which may be senior debt securities, subordinated debt securities, junior subordinated debt securities or convertible debt securities. We refer to the senior debt securities, the subordinated debt securities, the junior subordinated debt securities and the convertible debt securities together in this prospectus as the "debt securities." The senior debt securities will rank equally with all of our other unsecured, unsubordinated obligations. The subordinated debt securities will be subordinate and junior in right of payment, to the extent and in the manner set forth in the subordinated indenture, to all of our senior debt, as described in the applicable prospectus supplement. The junior subordinated debt securities will be subordinate and junior in right of payment, to the extent and in the manner set forth in the junior subordinated indenture, to all of our senior debt (which includes for purposes of the junior subordinated indenture all debt issued under the subordinated indenture), as described in the applicable prospectus supplement.

        We will issue the senior debt securities in one or more series under an indenture, which we refer to as the "senior indenture," between us and the trustee to be named in the prospectus supplement relating to the offering of senior debt securities. We will issue the subordinated debt securities in one or more series under an indenture, which we refer to as the "subordinated indenture," between us and the trustee to be named in the prospectus supplement relating to the offering of subordinated debt securities. We will issue the junior subordinated debt securities in one or more series under an indenture, which we refer to as the "junior subordinated indenture," between us and the trustee to be named in the prospectus supplement relating to the offering of junior subordinated debt securities. We will issue the convertible debt securities in one or more series under an indenture, which we refer to as the "convertible indenture," between us and the trustee to be named in the prospectus supplement relating to the offering of convertible debt securities.

        If and when any debt securities are issued, a copy of the applicable indenture and the form of debt security will be filed as exhibits to the registration statement of which this prospectus forms a part. You should read these documents for provisions that may be important to you. You can obtain copies of any form of indenture or debt security by following the directions under the caption "Where You Can Find More Information."

        A substantial portion of our operations is conducted through our subsidiaries. Claims of creditors of these subsidiaries, including trade creditors, and claims of preferred shareholders (if any) of these subsidiaries will have priority with respect to the assets and earnings of these subsidiaries over the claims of creditors of Serologicals, including holders of debt securities. Accordingly, the debt securities will be effectively subordinated to all existing and future liabilities of our subsidiaries, and you should rely only on our assets for payments on the debt securities.

        Unless we state otherwise in the applicable prospectus supplement, the indentures will not limit us from incurring or issuing other secured or unsecured debt under any of the indentures or any other indenture or credit facility that we may have entered into or enter into in the future. The general provisions of the indentures will generally not protect you against transactions, such as a highly leveraged transaction, that may adversely affect you.

General Terms of the Debt Securities

        You should refer to the applicable prospectus supplement for the specific terms of the debt securities. These terms may include, among other things, the following:

  •
  title and type of the debt securities;

  •
  authorized denominations if other than denominations of $1,000;

  •
  any limit upon the aggregate principal amount of the series;

  •
  maturity date(s) or the method of determining the maturity date(s);

  •
  interest rate(s) or the method of determining the interest rate(s) applicable to the debt securities;

  •
  dates on which interest and principal will be payable and circumstances, if any, in which interest may be deferred;

  •
  dates from which interest will accrue and the method of determining those dates;

  •
  place or places where we may pay principal, premium, if any, and interest and where you may present the debt securities for registration of transfer or exchange;

  •
  place or places where notices and demands relating to the debt securities and the indentures may be made;

  •
  optional or mandatory redemption or early payment provisions;

  •
  sinking fund or similar provisions;

  •
  currency, currencies, or currency units, if other than in U.S. dollars, in which the principal of, premium, if any, and interest on the debt securities is payable, or in which the debt securities are denominated;

  •
  any additions, modifications or deletions in the events of default or covenants of Serologicals specified in the applicable indenture relating to the debt securities;

  •
  if other than the principal amount of the debt securities, the portion of the principal amount of the debt securities that is payable upon declaration of acceleration of maturity;

  •
  any additions or changes to the applicable indenture necessary to permit or facilitate issuing the series in bearer form, registrable or not registrable as to principal, and with or without interest coupons;

  •
  any index or indices used to determine the amount of payments of principal of and premium, if any, on the debt securities and the method of determining these amounts;

  •
  whether a temporary global security will be issued and the terms upon which these temporary debt securities may be exchanged for definitive debt securities;

  •
  whether the debt securities will be issued in whole or in part in the form of one or more global securities;

  •
  identity of the depositary for global securities;

  •
  appointment of any paying agent(s);

  •
  the terms and conditions of any obligation or right we would have or any option you would have to convert or exchange the debt securities into other securities or cash or property of Serologicals or any other person and any changes to the applicable indenture to permit or facilitate such conversion or exchange;

  •
  in the case of the convertible debt securities, a description of the terms of the securities into which such debt is convertible;

  •
  in the case of the subordinated indenture or the junior subordinated indenture, any provisions regarding subordination; and

  •
  additional terms not inconsistent with the provisions of the applicable indenture.

Special Payment Terms of the Debt Securities

        We may issue one or more series of debt securities at a substantial discount below their stated principal amount. These may bear no interest or interest at a rate that, at the time of issuance, is below market rates. One or more series of debt securities may be variable rate debt securities that may be exchanged for fixed rate debt securities. We will describe U.S. federal income tax consequences and special considerations relating to any series in the applicable prospectus supplement.

        The purchase price of any of the debt securities may be payable in one or more foreign currencies or currency units. The debt securities may be denominated in one or more foreign currencies or currency units, or the principal of, premium, if any, or interest on any debt securities may be payable in one or more foreign currencies or currency units. We will describe the restrictions, elections, U.S. federal income tax considerations, specific terms and other information relating to the debt securities and any foreign currencies or foreign currency units in the applicable prospectus supplement.

        If we use any index to determine the amount of payments of principal of, premium, if any, or interest on any series of debt securities, we will also describe in the applicable prospectus supplement the special U.S. federal income tax, accounting and other considerations applicable to the debt securities. For a complete description of the terms of a particular series of debt securities, you should read both this prospectus and the applicable prospectus supplement relating to that particular series.

DESCRIPTION OF CAPITAL STOCK

General

        Under our amended and restated certificate of incorporation, we are authorized to issue 51,000,000 shares of capital stock, consisting of 50,000,000 shares of common stock, par value $0.01 per share, and 1,000,000 shares of preferred stock, par value $0.01 per share. 50,000 shares of preferred stock have been designated as Series B Preferred Stock and reserved for issuance in connection with our stockholder rights plan described under "—Stockholder Rights Plan." As of June 30, 2004, there were 24,986,889 shares of common stock outstanding, held by approximately 77 holders of record. As of the date of this prospectus, we have no preferred stock outstanding.

        The following description of our capital stock and stockholder rights plan is not meant to be complete and is qualified by reference to our amended and restated certificate of incorporation, bylaws and stockholder rights plan, each of which we have filed with the SEC as exhibits to the registration statement of which this prospectus forms a part, and the provisions of applicable Delaware law.

Common Stock

        Holders of shares of common stock are entitled to one vote for each share held of record on all matters on which stockholders are entitled or permitted to vote. There is no cumulative voting for the election of directors. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of common stock are entitled to receive dividends when and as declared by the board of directors out of legally available funds. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive rights or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.

        Our common stock is traded on the Nasdaq National Market under the symbol "SERO," and the transfer agent and registrar for the common stock is Equiserve, N.A.

Preferred Stock

        Our amended and restated certificate of incorporation authorizes our board of directors to provide for the issuance of preferred stock in one or more series, without stockholder action. Our board of directors is authorized to fix the designation, powers, preferences and rights, and the qualifications, limitations and restrictions of the shares of each series of preferred stock we issue, all of which would be set forth in a certificate of designation.

        We will describe in a prospectus supplement some or all of the following terms of the series of preferred stock being offered:

  •
  the title of the series;

  •
  the number of shares of each series;

  •
  the rate and timing of any dividends;

  •
  whether any dividends shall be cumulative or non-cumulative;

  •
  the terms of any redemption right;

  •
  whether there will be any sinking fund for the redemption of any shares;

  •
  the terms of any conversion or exchange right;

  •
  any restrictions on the issuance of shares of the same series or any other series;

  •
  the amount payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of our company; and

  •
  the manner and extent to which holders of the shares will be entitled to vote.

        If and when any preferred stock is issued, a copy of the applicable certificate of designation and the form of preferred stock certificate will be filed as exhibits to the registration statement of which this prospectus forms a part. You should read these documents for provisions that may be important to you. You can obtain copies of any certificate of designation or form of preferred stock certificate by following the directions under the caption "Where You Can Find More Information."

        Although no shares of preferred stock are currently outstanding and we have no current plans to issue preferred stock, except for shares of our Series B Preferred Stock issuable upon exercise of the rights under our stockholder rights plan, the issuance of shares of our preferred stock, or the issuance of rights to purchase shares of our preferred stock, could be used to discourage an unsolicited acquisition proposal. For example, we could impede a business combination by issuing a series of our preferred stock containing class voting rights that would enable the holder or holders of such series to block that transaction. Alternatively, we could facilitate a business combination by issuing a series of our preferred stock having sufficient voting rights to provide a required percentage vote of the stockholders. In addition, under some circumstances, the issuance of preferred stock could adversely affect the voting power and other rights of the holders of our common stock. Although our board is required to make any determination to issue any preferred stock based on its judgment as to the best interests of our stockholders, it could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over prevailing market prices of the stock. Our board does not at present intend to seek stockholder approval prior to any issuance of currently authorized stock unless otherwise required by law or applicable stock exchange requirements.

Stockholder Rights Plan

        We have adopted a stockholder rights plan pursuant to which one right will be issued and attached to each outstanding share of common stock. The following descriptions of our stockholder rights plan and the certificate of designations setting forth the terms and conditions of the Series B Preferred Stock are intended as summaries only and are qualified in their entirety by reference to the form of stockholder rights plan and certificate of designation to our amended and restated certificate of incorporation filed with the SEC as exhibits to the registration statement of which this prospectus forms a part.

        Until a distribution date occurs, the rights can be transferred only with the common stock. On the occurrence of a distribution date, the rights will separate from the common stock and become exercisable as described below.

        A "distribution date" will occur upon the earlier of:

  •
  the tenth business day after a public announcement that a person or group of affiliated or associated persons other than us and certain exempt persons (an "acquiring person") has acquired beneficial ownership of 15% or more of the total voting rights of the then outstanding shares of our common stock; or

  •
  the tenth business day following the commencement of a tender or exchange offer that would result in such person or group becoming an acquiring person.

The total voting rights of the common stock will be determined based on the voting rights of holders of outstanding shares of our common stock at the time of any determination.

        Following the distribution date, holders of rights will be entitled to purchase from us one one-thousandth (1/1000th) of a share of Series B Preferred Stock at a purchase price of $45.00, subject to adjustment.

        In the event that any person or group becomes an acquiring person, proper provision shall be made so that each holder of a right, other than rights beneficially owned by the acquiring person, will thereafter have the right to receive upon payment of the purchase price, that number of shares of common stock having a market value equal to two times the purchase price. If, following the date of a public announcement that an acquiring person has become such, (1) we are acquired in a merger or other business combination transaction and we are not the surviving corporation, (2) any person consolidates or merges with us and all or part of the common stock is converted or exchanged for securities, cash or property or any other person, or (3) 50% or more of our assets or earning power is sold or transferred, then the rights will "flip-over." At that time, each right will entitle its holder to purchase, for the purchase price, a number of shares of common stock of the surviving entity in any such merger, consolidation or other business combination or the purchaser in any such sale or transfer with a market value equal to twice the purchase price.

        The rights will expire on August 2, 2009, unless we terminate them before that time. Our board of directors may redeem all of the rights upon payment of $0.01 per right until the earlier of:

  •
  the tenth day following a public announcement that an acquiring person has become such; or

  •
  August 2, 2009.

Once our board acts to redeem the rights, the right to exercise the rights will terminate and each right will become null and void.

        A holder of a right will not have any rights as a stockholder of Serologicals, including the right to vote or to receive dividends, until a right is exercised.

        At any time prior to the occurrence of a distribution date, we may, without the approval of any holders of rights, supplement or amend any provision of our stockholder rights plan in any manner, whether or not such supplement or amendment is adverse to any holders of the rights. From and after the occurrence of a distribution date, we may, without the approval of any holder of rights, supplement or amend our stockholder rights plan to:

  •
  cure any ambiguity;

  •
  correct or supplement any provision that may be defective or inconsistent;

  •
  shorten or lengthen any time period under the plan; or

  •
  change or supplement the provisions of the stockholder rights plan in any manner we deem desirable.

Any amendment or supplement after the occurrence of a distribution date cannot adversely affect the interests of the holders of rights, other than an acquiring person, cannot change the principal economic terms, and cannot change the final expiration date of the plan.

        If issued, each share of Series B Preferred Stock will be entitled to a minimum preferential quarterly dividend payment of $0.10 per share but will be entitled to an aggregate dividend of 1,000 times the dividend declared per share of common stock. In the event of liquidation, the holders of the Series B Preferred Stock will be entitled to a minimum preferential liquidation payment of $1,000 per share plus accrued but unpaid dividends, provided that the holders of the shares of Series B Preferred Stock shall be entitled to an aggregate payment of 1,000 times the payment made per share of common stock. Each holder of a share of Series B Preferred Stock will have 1,000 votes and will vote together as a single class with the holders of our common stock. Finally, in the event of any merger, consolidation or other transaction in which shares of common stock are exchanged, each share of Series B Preferred Stock will be entitled to receive 1,000 times the amount received per share of common stock. These rights are protected by customary anti-dilution provisions. Due to the nature of the Series B Preferred Stock dividend, liquidation and voting rights, the value of the one one-thousandth interest in a share of Series B Preferred Stock purchasable upon exercise of each right should approximate the value of one share of common stock. Shares of Series B Preferred Stock purchasable upon exercise of the rights will not be redeemable.

Delaware Law and Specified Charter and By-Law Provisions

        Business combinations.    We are subject to the provisions of section 203 of the General Corporation Law of Delaware. Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is, or the transaction by which such stockholder became an "interested stockholder" was, approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to specified exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock.

        Limitation of liability; indemnification.    Our charter contains provisions permitted under the General Corporation Law of Delaware relating to the liability of directors. The provisions eliminate a director's liability for monetary damages for a breach of fiduciary duty, except in circumstances involving wrongful acts, such as the breach of a director's duty of loyalty, acts or omissions that involve intentional misconduct or a knowing violation of law or transactions from which the director derived an improper personal benefit. This limitation of liability does not alter the liability of our directors and officers under federal securities laws. Furthermore, our amended and restated by-laws contain provisions to indemnify our directors and officers to the fullest extent permitted by the General Corporation Law of Delaware. These provisions do not limit or eliminate our right or the right of any of our stockholders to seek non-monetary relief, such as an injunction or rescission in the event of a breach by a director or an officer of his or her duty of care. We believe that these provisions will assist us in attracting and retaining qualified individuals to serve as directors.

        Stockholder action; special meeting of stockholders.    Our amended and restated by-laws provide that stockholders may take action at a duly called annual or special meeting of stockholders or by written consent. Our amended and restated by-laws further provide that special meetings of our stockholders may be called only by the chairman of the board of directors, by a majority of the board of directors, by our president, or by the stockholders holding of record at least 50% of the outstanding shares entitled to vote at such meeting.

        Advance notice requirements for stockholder proposals and director nominations.    Our amended and restated by-laws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must meet specified procedural requirements. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual or special meeting of stockholders.

DESCRIPTION OF OTHER INDEBTEDNESS

Revolving Credit Facility

        On August 29, 2003, we entered into a $30.0 million, three-year senior secured revolving credit facility with Bank of America, N.A., an affiliate of Banc of America Securities LLC, and JPMorgan Chase Bank, an affiliate of J.P. Morgan Securities Inc. Indebtedness outstanding under the revolving credit facility bears interest at a floating rate of interest determined by reference to a base rate or to LIBOR, plus a margin. The margin on base rate loans will range from 1.00% to 1.75%, depending upon our leverage on the applicable dates. The margin on LIBOR loans will range from 2.00% to 2.75%, depending upon our leverage on the applicable calculation dates. We are required to pay a fee of 0.50% of the amount available for borrowing pursuant to this revolving credit facility.

        The indebtedness outstanding pursuant to the revolving credit facility is secured by a lien on our present and future personal property, including machinery, equipment, inventory, accounts receivable, bank accounts and intellectual property and by a pledge of the stock of certain of our present and future subsidiaries. Furthermore, such indebtedness is guaranteed by all our existing and future direct and indirect domestic subsidiaries. The revolving credit facility contains certain financial covenants that require the maintenance of a maximum leverage ratio, a minimum fixed charge coverage ratio and a minimum of earnings before interest, taxes, depreciation and amortization. Furthermore, the terms of the revolving credit facility restrict our ability to engage in acquisitions, to make capital expenditures, to repurchase our common stock and to pay dividends. The covenant that restricts our ability to engage in acquisitions provides that we will be permitted to expend up to $10 million per year to acquire the stock or assets of another entity so long as we are in compliance with our financial covenants after giving effect to such acquisitions and we are not in default under the terms of the revolving credit facility.

Convertible Subordinated Debentures

        We issued $130 million principal amount of convertible subordinated debentures due 2033, or the 2003 convertible debentures, under an indenture, dated as of August 20, 2003, between us and The Bank of New York, as trustee. The 2003 convertible debentures:

  •
  bear interest at a rate of 4.75% per annum, payable semiannually in arrears on February 15 and August 15 of each year;

  •
  mature on August 15, 2033, unless earlier converted, redeemed or repurchased;

  •
  are limited to $130.0 million aggregate principal amount;

  •
  are convertible into shares of our common stock at an initial conversion rate of 67.6133 shares of common stock per $1,000 principal amount of outstanding debentures, which is equivalent to an initial conversion price of approximately $14.79 per share of common stock, subject to adjustment if certain events occur; and

  •
  may be redeemed, at our option, at any time on or after August 22, 2008, for a redemption price in cash equal to 100% of the principal amount of the 2003 convertible debentures to be redeemed, plus any accrued and unpaid interest to but excluding the redemption date.

        The 2003 convertible debentures rank (1) junior in right of payment to the prior payment in full in cash of all senior indebtedness, (2) equal in right of payment with all of our future senior subordinated indebtedness and (3) senior in right of payment with all of our future subordinated indebtedness. The 2003 convertible debentures also are effectively subordinated to all existing and future indebtedness and other liabilities, including trade payables and lease obligations, if any, of our subsidiaries.

        There is no sinking fund for the benefit of the 2003 convertible debentures.

        Holders of the outstanding debentures have the right to require us to repurchase all or a portion of their outstanding debentures on August 15, 2008, August 15, 2010, August 15, 2013, August 15, 2018, August 15, 2023 and August 15, 2028 (each, a "repurchase date") at a repurchase price equal to 100% of the principal amount of the outstanding debentures to be repurchased plus any accrued and unpaid interest (including additional amounts, if any) up to but excluding the repurchase date.

        If a fundamental change (as defined in the indenture governing the 2003 convertible debentures) occurs at any time prior to the maturity date of the outstanding debentures, referred to in this prospectus as a fundamental change repurchase date, the holders of the 2003 convertible debentures will have the right, at their option, to require us to repurchase any or all of their 2003 convertible debentures, or any portion of the principal amount thereof that is equal to $1,000 or an integral multiple of $1,000, at a repurchase price equal to 100% of the principal amount of the outstanding debentures to be purchased plus accrued and unpaid interest (including additional amounts, if any) up to but excluding the fundamental change repurchase date.

        The indenture governing the 2003 convertible debentures does not prohibit us or our subsidiaries from incurring additional debt, including senior debt. However, we may not, directly or indirectly, incur any indebtedness that is junior in right of payment to any senior indebtedness unless such indebtedness ranks equal with, or is junior in right of payment to, the 2003 convertible debentures.

PLAN OF DISTRIBUTION

        We may sell our securities from time to time by any method permitted by the Securities Act of 1933, including in the following ways:

  •
  through one or more underwriters on a firm commitment or best efforts basis;

  •
  directly to one or more purchasers;

  •
  through agents;

  •
  through broker-dealers, who may act as agents or principals, including a block trade in which a broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  in privately negotiated transactions; and

  •
  in any combination of these methods of sale.

        We may also make direct sales through subscription rights distributed to our shareholders on a pro rata basis, which may or may not be transferable. In any distribution of subscription rights to shareholders, if all of the underlying securities are not subscribed for, we may then sell the unsubscribed securities directly to third parties or may engage the services of one or more underwriters, dealers or agents, including standby underwriters, to sell the unsubscribed securities to third parties.

        The applicable prospectus supplement will set forth:

  •
  the specific terms of the offering of our securities, including the name or names of any underwriters, dealers or agents;

  •
  the purchase price of the securities and the proceeds to us from the sale;

  •
  any underwriting discounts and commissions or agency fees and other items constituting underwriters' or agents' compensation;

  •
  the initial offering price to the public and any discounts or concessions allowed or reallowed or paid to dealers; and

  •
  the name of any securities exchange on which the securities may be listed.

Any public offering price, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

        Unless otherwise specified in the applicable prospectus supplement, each series of securities will be a new issue with no established trading market, other than our common stock, which is currently listed on the Nasdaq National Market. We expect that any common stock sold pursuant to a prospectus supplement will be listed on the Nasdaq National Market. We may elect to list any series of debt securities on an exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a series of securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of, or the trading market for, any series of debt securities that we may issue.

        The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices (which may be changed), at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices.

        Offers to purchase our securities may be solicited by agents designated by us from time to time. Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from us. Broker-dealers or agents may also receive compensation from the purchasers of the securities for whom they sell as principals. Each particular broker-dealer will receive compensation in amounts negotiated in connection with the sale, which might be in excess of customary commissions. Broker-dealers or agents and any other participating broker-dealers participating in the distribution of our securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions.

        If required under applicable state securities laws, we will sell the securities only through registered or licensed brokers or dealers. In addition, in some states, we may not sell securities unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and complied with.

        If the securities are sold by means of an underwritten offering, we will execute an underwriting agreement with an underwriter or underwriters, and the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transaction, including commissions, discounts and any other compensation of the underwriters and dealers, if any, will be set forth in the applicable prospectus supplement, which will be used by the underwriters to make resales of the securities. Under agreements into which we may enter, underwriters, dealers and agents who participate in the distribution of the securities may be entitled to indemnification by us against some liabilities, including liabilities under the Securities Act.

        If we use underwriters for an offering of securities, the underwriters may acquire the securities for their own accounts. The underwriters may resell the securities from time to time in one or more transactions at a fixed price or prices, which may be changed, at varying prices determined by the underwriters at the time of sale, or at negotiated prices. We also may, from time to time, authorize underwriters acting as our agents to offer and sell the securities upon the terms and conditions as will be set forth in the applicable prospectus supplement. In connection with the sale of the securities, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and also may receive commissions from purchasers of the securities. Underwriters may sell the securities to or through dealers, who may receive compensation in the form of discounts, concessions from the underwriters and/or commissions from the purchasers of the securities.

        Any underwriting compensation paid by us to underwriters or agents in connection with any offering of the securities and any discounts, concessions or commissions allowed by underwriters to participating dealers will be set forth in the applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of our securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions.

        If so indicated in the applicable prospectus supplement, we may authorize underwriters, dealers or agents to solicit offers from certain types of institutions to purchase securities from us at the public offering price set forth in the applicable prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a future date. Institutions with which delayed delivery contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions. The applicable prospectus supplement will set forth the commission payable for solicitation of such offers.

        Our securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by the managing underwriters. If any underwriters are utilized in the sale of the securities, the underwriting agreement will provide that the obligations of the underwriters are subject to specified conditions precedent. If we sell our securities to one or more underwriters on a firm commitment basis, then the underwriters will be obligated to purchase all of the securities offered if any are purchased.

        We may grant to the underwriters options to purchase additional securities to cover over-allotments, if any, at the public offering price with additional underwriting discounts or commissions, as may be set forth in the applicable prospectus supplement. If we grant any over-allotment option, the terms of the over-allotment option will be set forth in the applicable prospectus supplement.

        In connection with any offering, persons participating in the offering, such as any underwriters, may purchase and sell the securities in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. Stabilizing transactions consist of bids or purchases for the purpose of preventing or retarding a decline in the market price of the securities and syndicate short positions involve the sale by underwriters of a greater number of securities than they are required to purchase from us in the offering. Underwriters also may impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers in respect of the securities sold in the offering for their account may be reclaimed by the syndicate if the securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might prevail in the open market, and these activities, if commenced, may be discontinued at any time.

        Any underwriters, dealers or agents involved in any distribution or sale of our securities may be customers of, engage in transactions with or perform services for us from time to time.

        We will bear all costs, expenses and fees in connection with the registration of the securities as well as the expense of all commissions and discounts, if any, attributable to the sales of the securities by us.

LEGAL MATTERS

        Unless we state otherwise in the applicable prospectus supplement, the validity of any securities offered by this prospectus will be passed upon for us by King & Spalding LLP, and for any underwriters or agents by Shearman & Sterling LLP.

EXPERTS

        The consolidated financial statements and the related financial statement schedule incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 28, 2003 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 142), which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We file annual, quarterly and current reports and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's website at http://www.sec.gov. Please note that the SEC's website is included in this prospectus as an active textual reference only. The information contained on the SEC's website is not incorporated by reference into this prospectus and should not be considered to be part of this prospectus. You may also read and copy any document we file with the SEC at its public reference facility at 450 Fifth Street, N.W., Washington, D.C. 20459. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20459. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facility.

        This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC's website.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        We "incorporate by reference" into this prospectus certain information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus and information that we subsequently file with the SEC will automatically update and supercede information in this prospectus and in our other filings with the SEC. We incorporate by reference the documents listed below, which we have already filed with the SEC, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until all the securities offered by this prospectus have been sold and all conditions to the consummation of such sales have been satisfied (other than current reports furnished under Item 9 or Item 12 of Form 8-K unless specifically incorporated by reference by us):

  •
  our annual report on Form 10-K for the year ended December 28, 2003, as amended by our amended annual report on Form 10-K/A filed on June 4, 2004;

  •
  our quarterly report on Form 10-Q for the three-month period ended March 28, 2004;

  •
  our current reports on Form 8-K filed on January 27, 2004 and March 12, 2004; and

  •
  the description of our common stock, par value $0.01 per share, which is contained in a Registration Statement on Form 8-A filed on May 17, 1995 pursuant to Section 12(g) of the Exchange Act.

You may request a copy of these filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing or calling us at the following address: Serologicals Corporation, 5655 Spalding Drive, Norcross, Georgia 30092, Tel. (678) 728-2000, Attention: Corporate Secretary. Our SEC file number is 0-26126.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

        The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the securities being registered hereby, all of which will be borne by Serologicals Corporation (the "Registrant"). All amounts shown are estimates except the Securities and Exchange Commission registration fee.

Filing Fee—Securities and Exchange Commission	$38,010
Fees and expenses of Trustees	20,000
Blue sky fees and expenses	7,500
Printing and engraving expenses	20,000
Legal fees and expenses	100,000
Accounting fees and expenses	50,000
Miscellaneous expenses	49,490

Total expenses	$280,000

Item 15. Indemnification of Directors and Officers.

        The indemnification of officers and directors of the Registrant is governed by Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") and the Amended and Restated Certificate of Incorporation (the "Certificate") of the Registrant. Among other things, the DGCL permits indemnification of a director, officer, employee or agent in civil, criminal, administrative or investigative actions, suits or proceedings (other than an action by or in the right of the corporation) to which such person is a party or is threatened to be made a party by reason of the fact of such relationship with the corporation or the fact that such person is or was serving in a similar capacity with another entity at the request of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful.

        No indemnification may be made in any such suit to any person adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which the action was brought determines that, despite the adjudication of liability, such person is under all circumstances, fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper. Under the DGCL, to the extent that a director, officer, employee or agent is successful, on the merits or otherwise, in the defense of any action, suit or proceeding or any claim, issue or matter therein (whether or not the suit is brought by or in the right of the corporation), he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him. In all cases in which indemnification is permitted (unless ordered by a court), it may be made by the corporation only as authorized in the specific case upon a determination that the applicable standard of conduct has been met by the party to be indemnified. The determination must be made (1) by a majority vote of the directors who were not parties to the action even though less than a quorum, (2) by a committee of such directors designated by a majority vote of such directors, (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

        The statute authorizes the corporation to pay expenses incurred by an officer or director in advance of a final disposition of a proceeding upon receipt of an undertaking by or on behalf of the person to whom the advance will be made, to repay the advances if it shall ultimately be determined that he was not entitled to indemnification. The DGCL provides that indemnification and advancement of expenses permitted thereunder are not to be exclusive of any rights to which those seeking indemnification or advancement of expenses may be entitled under any By-law, agreement, vote of stockholders or disinterested directors, or otherwise. The DGCL also authorizes the corporation to purchase and maintain liability insurance on behalf of its directors, officers, employees and agents regardless of whether the corporation would have the statutory power to indemnify such persons against the liabilities insured.

        The Certificate provides that no director of the Registrant shall be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for paying a dividend or approving a stock repurchase in violation of Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit or (v) for any act or omission occurring prior to the date when the provisions become effective.

        In addition, the Certificate provides that directors, officers and others shall be indemnified to the fullest extent authorized by the DGCL, as in effect (or, to the extent indemnification is broadened, as it may be amended), against any and all expense, liability and loss (including settlement) reasonably incurred or suffered by such person in connection with such service. The Certificate further provides that, to the extent permitted by law, expenses so incurred by any such person in defending any such proceeding shall, at such person's request, be paid by the Registrant in advance of the final disposition of such action or proceeding.

        The Certificate provides that the right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition shall not be exclusive of any other right which any person may have or acquire under any law, provision of by-laws or otherwise.

        Pursuant to indemnification agreements with certain of its executive officers and directors, the Registrant has agreed to indemnify such persons (including their respective heirs, executors and administrators) to the fullest extent permitted by the DGCL against all expenses and liabilities reasonably incurred in connection with or arising out of any action, suit or proceeding in which such executive officer or director may be involved by reason of having been a director or officer of the Registrant or any subsidiary thereof.

        The Registrant maintains directors and officers liability and company reimbursement insurance which, among other things (i) provides for payment on behalf of its officers and directors against loss as defined in the policy stemming from acts committed by directors and officers in their capacity as such and (ii) provides for payment on behalf of the Registrant against such loss but only when the Registrant shall be required or permitted to indemnify directors or officers for such loss pursuant to statutory or common law or pursuant to duly effective certificate of incorporation or by-law provisions.

Item 16. Exhibits

EXHIBIT INDEX

Exhibit Number	Exhibit
1.1	Form of Underwriting Agreement (Equity)*
1.2	Form of Underwriting Agreement (Debt)*

3.1	Amended and Restated Certificate of Incorporation (Exhibit 3.1 to the Company's Annual Report on Form 10-K for the year ended December 29, 2002 is hereby incorporated by reference)
3.2	Amended and Restated By-laws (Exhibit 3.4 to the Company's Registration Statement on Form S-1 (File No. 33-91176), effective June 14, 1995, is hereby incorporated by reference)
4.1	Specimen Common Stock Certificate (Exhibit 4.1 to the Company's Registration Statement on Form S-1 (File No. 33-91176), effective June 14, 1995, is hereby incorporated by reference)
4.2	Specimen Form of Rights Certificate (incorporated herein by reference to Exhibit 2.1 of the Registration Statement on Form 8-A filed August 10, 1999)
4.3
Form of Rights Agreement, dated as of August 2, 1999, between the Company and State Street Bank & Trust Company, N.A. (incorporated herein by reference to Exhibit 2.2 of the Registration Statement on Form 8-A filed August 10, 1999)
4.4	Summary of Rights Plan (incorporated herein by reference to Exhibit 2.4 of the Registration Statement on Form 8-A filed August 10, 1999)
4.5	Specimen Form of Preferred Stock Certificate*
4.6	Certificate of Designation, Preferences and Rights of Preferred Stock*
4.7	Form of Senior Indenture*
4.8	Form of Subordinated Indenture*
4.9	Form of Junior Subordinated Indenture*
4.10	Form of Convertible Indenture*
5.1	Opinion of King & Spalding LLP
12.1	Statement regarding computation of Ratio of Earnings to Fixed Charges
23.1	Consent of Deloitte & Touche LLP
23.2	Consent of King & Spalding LLP, included in Exhibit 5.1
24.1	Power of Attorney, included on signature page
25.1	Statement of Eligibility on Form T-1 under the Trust Indenture Act of the Senior Trustee, as Trustee for the Senior Debt Securities.*
25.2	Statement of Eligibility on Form T-1 under the Trust Indenture Act of the Subordinated Trustee, as Trustee for the Subordinated Debt Securities.*
25.3	Statement of Eligibility on Form T-1 under the Trust Indenture Act of the Junior Subordinated Trustee, as Trustee for the Junior Subordinated Debt Securities.*

*
To be filed by amendment or by a report on Form 8-K pursuant to Item 601 of Regulation S-K.

Item 17. Undertakings.

        1.     The undersigned Registrant hereby undertakes:

          (a)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

    (i)
    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

    (ii)
    To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

    (iii)
    To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

  provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in this Registration Statement.

          (b)   That, for the purposes of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

          (c)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        2.     The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        3.     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions described herein, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        4.     The undersigned Registrant hereby undertakes that:

          (a)   For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (b)   For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        5.     The undersigned Registrant hereby undertakes to file an application for the purpose of determining eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act ("Act") in accordance with the rules and regulations prescribed by the Securities and Exchange Commission under section 305(b)(2) of the Act.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, Serologicals Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norcross, State of Georgia, on July 21, 2004.

SEROLOGICALS CORPORATION
By:	/s/ HAROLD W. INGALLS Harold W. Ingalls Vice President, Finance and Chief Financial Officer

SIGNATURES AND POWER OF ATTORNEY

        We, the undersigned officers and directors of Serologicals Corporation., hereby severally constitute and appoint David A. Dodd, Harold W. Ingalls and Philip A. Theodore and each of them singly, our true and lawful attorneys with full power to any of them, and to each of them singly, to sign for us and in our names in the capacities indicated below the Registration Statement on Form S-3 filed herewith and any and all pre-effective and post-effective amendments to said Registration Statement, and any and all subsequent registration statements pursuant to Rule 462(b) of the Securities Act and generally to do all such things in our name and behalf in our capacities as officers and directors to enable Serologicals Corporation to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement, any and all amendments thereto and any and all subsequent registration statements pursuant to Rule 462(b) of the Securities Act.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ DAVID A. DODD David A. Dodd	President, Chief Executive Officer and Director (Principal Executive Officer)	July 21, 2004
/s/ HAROLD W. INGALLS Harold W. Ingalls	Vice President, Finance and Chief Financial Officer (Principal Financial Officer)	July 21, 2004
/s/ SAMUEL R. SCHWARTZ Samuel R. Schwartz	Chief Accounting Officer and Corporate Controller	July 21, 2004
/s/ DESMOND H. O'CONNELL, JR. Desmond H. O'Connell, Jr.	Chairman of the Board of Directors	July 21, 2004
/s/ RALPH E. CHRISTOFFERSEN, PH.D. Ralph E. Christoffersen, Ph.D.	Director	July 21, 2004

/s/ ROBERT J. CLANIN Robert J. Clanin	Director	July 21, 2004
/s/ WADE FETZER III Wade Fetzer III	Director	July 21, 2004
/s/ RONALD G. GELBMAN Ronald G. Gelbman	Director	July 21, 2004
/s/ GERALD M. MOUFFLET Gerard M. Moufflet	Director	July 21, 2004
George M. Shaw, M.D., Ph.D.	Director
/s/ LAWRENCE E. TILTON Lawrence E. Tilton	Director	July 21, 2004

EXHIBIT INDEX

1.1	Form of Underwriting Agreement (Equity)*
1.2	Form of Underwriting Agreement (Debt)*
3.1	Amended and Restated Certificate of Incorporation (Exhibit 3.1 to the Company's Annual Report on Form 10-K for the year ended December 29, 2002 is hereby incorporated by reference)
3.2	Amended and Restated By-laws (Exhibit 3.4 to the Company's Registration Statement on Form S-1 (File No. 33-91176), effective June 14, 1995, is hereby incorporated by reference)
4.1	Specimen Common Stock Certificate (Exhibit 4.1 to the Company's Registration Statement on Form S-1 (File No. 33-91176), effective June 14, 1995, is hereby incorporated by reference)
4.2	Specimen Form of Rights Certificate (incorporated herein by reference to Exhibit 2.1 of the Registration Statement on Form 8-A filed August 10, 1999)
4.3
Form of Rights Agreement, dated as of August 2, 1999, between the Company and State Street Bank & Trust Company, N.A. (incorporated herein by reference to Exhibit 2.2 of the Registration Statement on Form 8-A filed August 10, 1999)
4.4	Summary of Rights Plan (incorporated herein by reference to Exhibit 2.4 of the Registration Statement on Form 8-A filed August 10, 1999)
4.5	Specimen Form of Preferred Stock Certificate*
4.6	Certificate of Designation, Preferences and Rights of Preferred Stock*
4.7	Form of Senior Indenture*
4.8	Form of Subordinated Indenture*
4.9	Form of Junior Subordinated Indenture*
4.10	Form of Convertible Indenture*
5.1	Opinion of King & Spalding LLP
12.1	Statement regarding computation of Ratio of Earnings to Fixed Charges
23.1	Consent of Deloitte & Touche LLP
23.2	Consent of King & Spalding LLP, included in Exhibit 5.1
24.1	Power of Attorney, included on signature page
25.1	Statement of Eligibility on Form T-1 under the Trust Indenture Act of the Senior Trustee, as Trustee for the Senior Debt Securities.*
25.2	Statement of Eligibility on Form T-1 under the Trust Indenture Act of the Subordinated Trustee, as Trustee for the Subordinated Debt Securities.*
25.3	Statement of Eligibility on Form T-1 under the Trust Indenture Act of the Junior Subordinated Trustee, as Trustee for the Junior Subordinated Debt Securities.*

*
To be filed by amendment or by a report on Form 8-K pursuant to Item 601 of Regulation S-K.

QuickLinks

TABLE OF CONTENTS
ABOUT THIS PROSPECTUS
SEROLOGICALS CORPORATION
RISK FACTORS
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES
DESCRIPTION OF THE DEBT SECURITIES
DESCRIPTION OF CAPITAL STOCK
DESCRIPTION OF OTHER INDEBTEDNESS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND ADDITIONAL INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 14. Other Expenses of Issuance and Distribution.
  Item 15. Indemnification of Directors and Officers.
  Item 16. Exhibits
  Item 17. Undertakings.
SIGNATURES
SIGNATURES AND POWER OF ATTORNEY
EXHIBIT INDEX